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                       THIRD AMENDMENT TO CREDIT AGREEMENT


     THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the "AMENDMENT"), dated as of June 1, 1995, effective as of June 1, 1995, is entered into by and between MARSHALL INDUSTRIES (the "COMPANY") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "BANK").

                                    RECITALS

     A. The Company and the Bank are parties to a Credit Agreement dated as of March 1, 1993, as amended by that certain First Amendment to Credit Agreement dated as of May 3, 1993 and by that certain Second Amendment to Credit Agreement dated as of March 25, 1994 (as so amended,the "CREDIT AGREEMENT") pursuant to which the Bank has extended certain credit facilities to the Company.

     B. The Company has requested that the Bank agree to certain amendments of the Credit Agreement.

     C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINED TERMS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

     2.  AMENDMENTS TO CREDIT AGREEMENT.

          (a) Section 1.01 of the Credit Agreement shall be amended at the defined term "Applicable Margin" by amending and restating it in its entirety as follows:

          ""APPLICABLE MARGIN" means

               (i) with respect to Reference Rate Loans, zero percent (0.00%);
          and

               (ii) with respect to CD Rate Loans, LIBOR Loans, and Offshore Rate Loans, one-half percent (0.50%)."

          (b) Section 1.01 of the Credit Agreement shall be amended at the defined term "CD Rate" by amending in its entirety the defined term "Assessment Rate" occurring in such definition as follows:

          ""ASSESSMENT RATE" means, for any day of such Interest Period, the rate determined by the Bank as equal to the annual assessment rate in effect on such day payable to the

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     Federal Deposit Insurance Corporation (the "FDIC") by a member of the
     Bank Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. 327.3) for insuring time deposits at offices of such member in the United States;
     or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by the Bank for insuring time deposits at offices of such banks in the United States.

          (c) Section 1.01 of the Credit Agreement shall be amended at the defined term "CD Rate" by amending the defined term "CD Reserve Percentage" occurring in such definition by deleting the phrase "(expressed as a decimal)" and replacing it with "(expressed as a decimal, rounded upward to the next 1/100th of 1%)".

          (d) Section 1.01 of the Credit Agreement shall be amended at the defined term "Loan Maturity Date" by deleting the date "December 31, 1996" and inserting "September 30, 1998" in lieu thereof.

          (e) Section 1.01 of the Credit Agreement shall be amended at the defined term "LIBO Rate" by (i) amending the defined term "London Offered Rate" occurring in such definition by deleting the word "for" and inserting "in the approximate amount of the Loan to be made as a LIBOR Loan and having a maturity comparable to" after the phrase "Dollar deposits, "and (ii) by adding the following at the end of the defined term "LIBO Rate":

          "The LIBO Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Offshore Reserve Percentage.".

          (f) Section 1.01 of the Credit Agreement shall be amended at the defined term "Offshore Rate" by (i) amending the defined term "Offshore Reserve Percentage" occurring in such definition in its entirety as follows:

          ""OFFSHORE RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").";


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and (ii) by adding the following at the end of the defined term "Offshore Rate":

          "The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Offshore Reserve Percentage."

          (g) Section 1.01 of the Credit Agreement shall be amended at the defined term "Revolving Termination Date" by deleting the date "December 31, 1995" and inserting "September 30, 1998" in lieu thereof.

          (h)  Section 2.03 of the Credit Agreement shall be amended as follows:

               (i) Clause (A) of subsection (a) thereof shall be restated in its entirety as follows:

               "(A) each Trade Letter of Credit shall have an expiration date not later than 180 days after the date of issuance thereof, but no later than the Revolving Termination Date, and each Standby Letter of Credit shall have an expiration date not later than one year after the date of issuance thereof, but no later than the Revolving Termination Date;";

               (ii) the "and" at the end of clause (C) of subsection (a) thereof shall be deleted, and "; and" shall be added at the end of clause (D) of such subsection in lieu of the period at the end thereof; and

               (iii) the following shall be added as clause (E) at the end of subsection (a) thereof:

               "(E) the face or stated amount of such Trade Letter of Credit together with the face or stated amount of all other Trade Letters of Credit outstanding and all unreimbursed drawings under any Trade Letters of Credit shall not exceed $20,000,000, and the face or stated amount of such Standby Letter of Credit together with the face or stated amount of all other Standby Letters of Credit outstanding and all unreimbursed drawings under any Standby Letters of Credit shall not exceed $10,000,000."

               (iv) Subsection (g) thereof shall be amended and restated in its entirety as follows:

               "(g) FEES; INTEREST ON DRAWN AMOUNTS. The Company shall pay to the Bank a non-refundable issuance fee equal to 1.00% per annum of the face or stated amount of each Standby Letter of Credit, payable on the date of issuance thereof. The Company shall also pay to the Bank issuance fees, negotiation fees, and other fees at the times and in the amounts as the Bank may advise the Company as

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     being applicable to such Letter of Credit. Unless a different rate is otherwise expressly provided in the applicable Letter of Credit Agreement, the Company shall pay on demand interest on the amount of all drawings honored or payments made by the Bank under any Letter of Credit and not reimbursed by the Company, from the date of such drawing or payment, at the per annum rate equal to the Reference Rate."

          (i) Subsection 2.08(a) shall be amended and restated in its entirety as follows:

          "(a) FACILITY FEE. On the Closing Date, on January 1, 1994, January 1, 1995, January 1, 1996 and January 1, 1997, the Company shall pay to the Bank an irrevocable facility fee equal to 0.125% of the Commitment at such time."

          (j) Subsection 7.03(c) shall be amended by deleting the phrase "ten percent (10%)" and inserting "fifteen percent (15%)" in lieu thereof.

          (k) Section 7.05 shall be amended by deleting the word "and" at the end of subsection (b) thereof, adding a new subsection (c) after subsection (b) as follows: "(c) Guaranty Obligations to the Bank; and", and re-lettering the existing subsection (c) as subsection (d).

          (l) Section 7.10 shall be amended and restated in its entirety as follows:

          "7.10 TANGIBLE NET WORTH. The Company shall not permit its Tangible Net Worth on a consolidated basis at any time to be less than the sum of
     (i) $230,000,000 PLUS (ii) 70% of the Company's consolidated net income (but not less any net losses for any period) earned in each fiscal quarter starting with the quarter ended February 28, 1995, PLUS (iii) 70% of the proceeds (whether in cash, other property, or in kind) of equity securities or subordinated debt issued by the Company from and after the fiscal quarter ended February 28, 1995, LESS (iv) repurchases of the Company's capital stock made after March 1, 1995, and not exceeding $20,000,000 in the aggregate."

          (m) Subsection 8.01(e) shall be amended by deleting "$500,000" in each place where it appears therein and inserting "$2,000,000" in lieu thereof.

     3. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Bank as follows:

          (a)  No Default or Event of Default has occurred and is continuing.

          (b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not

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require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

          (c) All representations and warranties of the Company contained in the Credit Agreement are true and correct.

          (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

     4. EFFECTIVE DATE. This Amendment will become effective as of June 1, 1995 (the "EFFECTIVE DATE"), PROVIDED THAT each of the following conditions precedent is satisfied:

          (a) The Bank has received from the Company a duly executed original (or, if elected by the Bank, an executed facsimile copy) of this Amendment.

          (b) The Bank has received from the Company a copy of a resolution passed by the board of directors of such corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

     5. RESERVATION OF RIGHTS. The Company acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

     6.   MISCELLANEOUS.

          (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

          (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

          (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

          (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all

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such counterparts together shall constitute but one and the same instrument.
Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Company shall bind the Company with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document which hard copy page was not received by the Bank.

          (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.03 of the Credit Agreement.

          (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

          (g) Company covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



                                       MARSHALL INDUSTRIES



                                       By: ____________________________________

                                       Title: _________________________________


                                       By: ____________________________________

                                       Title: _________________________________



                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION


                                       By: ____________________________________
                                       Title: Vice President

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